Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2010 FINANCIAL RESULTS

•                                          Net revenues of $81.0 million and net loss of $(1.3) million, or $(0.11) per diluted share, for the three months ended December 31, 2009, compared to net revenues of $134.3 million and net income of $4.5 million, or $0.38 per diluted share, for the same period of fiscal 2009.

•                                          Regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, February 8, 2010 — Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter of fiscal 2010.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.20 per outstanding share payable March 15, 2010 to stockholders of record as of March 1, 2010.

“We are encouraged by the increased activity we are seeing in the market place, and are also pleased that our backlog is slowly improving,” said Mark Comerford, President and Chief Executive Officer.  “However, we still believe that our core markets will continue to operate at low levels through the next two quarters.  Most of the increased activity we are seeing is transactional in nature which underscores our customers’ reluctance to commit to larger production runs and inventory levels.”

Quarterly Results

Net Revenues. Net revenues were $81.0 million in the first quarter of fiscal 2010, a decrease of 39.7% from $134.3 million in the same period of fiscal 2009.   Volume was 3.9 million pounds in the first quarter of fiscal 2010, a decrease of 18.2% from 4.8 million pounds in the same period of fiscal 2009.  The aggregate average selling price was $20.63 per pound in the first quarter of fiscal 2010, a decrease of 26.3% from $27.99 per pound in the same period of fiscal 2009.

Cost of Sales. Cost of sales was $74.2 million, or 91.6% of net revenues, in the first quarter of fiscal 2010 compared to $115.6 million, or 86.0% of net revenues, in the same period of fiscal 2009. Cost of sales in the first quarter of fiscal 2010 decreased by $41.4 million as compared to the same period of fiscal 2009 due to lower volume, lower material costs, reduced spending and workforce reductions.  This decrease was partially offset by reduced absorption of fixed manufacturing costs caused by lower production volumes, particularly that of sheet product.  Cost of sales as a percentage of net revenues increased in the first quarter of fiscal 2010 as compared to the same period of fiscal 2009 due to increased price competition and weaker demand, which reduced net revenues.

Selling, General and Administrative Expense. Selling, general and administrative expense was $8.2 million for the first quarter of fiscal 2010, a decrease of $2.4 million, or 22.7%, from $10.6 million in the same period of fiscal 2009 due primarily to: (i) lower business activity causing commissions and sales expenses to decline, and (ii) significant workforce reductions in the second and fourth quarters of fiscal 2009.  Selling, general and administrative expenses as a percentage of net revenues increased to 10.1% for the first quarter of fiscal 2010 compared to 7.9% for the same period of fiscal 2009 due primarily to reduced revenues.

Research and Technical Expense. Research and technical expense was $0.6 million, or 0.8% of revenue, for the first quarter of fiscal 2010, a decrease of $0.2 million from $0.8 million, or 0.6% of net revenues, in the same period of fiscal 2009, due to the reduction in workforce during the second and fourth quarters of fiscal 2009.

Operating Income (Loss). As a result of the above factors, operating loss in the first quarter of fiscal 2010 was $(2.0) million compared to operating income of $7.3 million in the same period of fiscal 2009.

Income Taxes. Income taxes were a benefit of $0.7 million in the first quarter of fiscal 2010, a decrease of $3.2 million from an expense of $2.5 million in the same period of fiscal 2009, due to a pretax loss.  The effective tax rate for the first quarter of fiscal 2010 was 35.5%, compared to 35.4% in the same period of fiscal 2009.

Net Income (Loss). As a result of the above factors, net loss in the first quarter of fiscal 2010 was $(1.3) million, a decrease of $5.8 million from net income of $4.5 million in the same period of fiscal 2009.

Backlog

Slightly improving order entry activity in the first quarter of fiscal 2010 contributed to a slight improvement in backlog at December 31, 2009 as compared to September 30, 2009.  Backlog dollars were $110.4 million at December 31, 2009, an increase of approximately 3.5% from $106.7 million at September 30, 2009.  This increase is the result of an 8.2% increase in backlog pounds, which was partially offset by a 4.3% decline in backlog average selling price.  Management expects the backlog to improve modestly through the second and third quarters of fiscal 2010.  The improvement in backlog may begin to positively impact net revenues in the fourth quarter of fiscal 2010.

Backlog dollars at December 31, 2009 declined by approximately 45% from backlog dollars of $199.7 million at December 31, 2008.  Backlog pounds declined by approximately 33% and backlog average selling price declined by approximately 17% during the same period, primarily due to decreased activity in the Company’s end markets and continued price competition.

Liquidity

During the first quarter of fiscal 2010, the Company’s primary sources of cash were cash from operations and cash on-hand.  At December 31, 2009, the Company had cash and cash equivalents of approximately $97.5 million compared to cash and cash equivalents of approximately $105.1 million at September 30, 2009.

Net cash used in operating activities was $0.1 million in the first quarter of fiscal 2010 compared to net cash provided by operating activities of $13.9 million in the same period of fiscal 2009.  Several items contributed to the difference.  Cash used from increased accounts receivable of $0.2 million was $18.5 million higher than cash provided by accounts receivable in the same period of fiscal 2009.  Cash used from increased inventory balances (net of foreign currency fluctuation) of $3.6 million was $13.0 million higher than cash provided by decreased inventory balances in the same period of fiscal 2009.  Offsetting the above items, cash generated from income taxes of $6.9 million was $19.6 million higher than cash used by income taxes in the same period of fiscal 2009.  Net cash used in capital expenditures was $5.1 million in the first quarter of fiscal 2010 compared to $2.7 million in the first quarter of fiscal 2009 primarily as a result of higher capital expenditures.  Net cash used in financing activities in the first quarter of fiscal 2010 included a $2.4 million dividend payment.

The Company’s sources of cash for fiscal 2010 are expected to consist primarily of cash generated from operations, cash on-hand, and borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves. At December 31, 2009, the Company had cash of approximately $97.5 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to borrowing base and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•      funding operations;

•      pension plan funding;

•      capital spending; and

•      dividends to stockholders.

Dividend Declared

Today the Company also announced that the Board of Directors declared a regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock.  The dividend is payable March 15, 2010 to stockholders of record at the close of business on March 1, 2010.  The dividend cash pay-out based on current shares outstanding will be approximately $2.4 million this quarter, or approximately $9.6 million on an annualized basis.

Outlook

It appears that demand has stabilized, but it continues to be at low levels and it does not appear demand will significantly improve in the next two quarters.  The Company expects that net revenues for the second and third quarters of fiscal 2010 will be similar to the amount recorded in the first quarter of fiscal 2010.  Management believes that the Company’s net income will range from break-even to a small loss in the second quarter and from break-even to a small profit in the third quarter.  Results for fiscal 2010 will continue to be unfavorably impacted by both reduced absorption of fixed manufacturing costs, which translates into increased cost of goods sold per pound, and by the competitive environment, which places downward pressure on prices. A portion of this reduced absorption will continue to be offset by lower spending from the cost saving initiatives undertaken in fiscal 2009.

Stockholder Meeting

The Annual Meeting of Stockholders will be held on Monday, February 22, 2010 at 2:00 p.m. (EST) at the Conrad Indianapolis, located at 50 West Washington Street, Indianapolis, Indiana 46204.

Earnings Conference Call

The Company will host a conference call on Tuesday, February 9, 2010 to discuss its results for the first quarter of fiscal 2010 ended December 31, 2009. Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Tuesday, February 9, 2010	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Tuesday, February 9th at 11:00 a.m. ET, through 11:59 p.m. ET on Tuesday, February 23, 2010. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference ID: 343626

A replay of the Webcast will also be available at www.haynesintl.com until February 9, 2011.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This Press Release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements appear in a number of places in this Press Release and may include, but are not limited to, statements regarding the intent, belief or current expectations of the Company or its management with respect to strategic plans; revenues; financial results; backlog balance; trends in the industries that consume the Company’s products; global economic and political conditions; production levels at the Company’s Kokomo, Indiana facility; commercialization of the Company’s production capacity; and the Company’s ability to develop new products.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, may affect the accuracy of forward looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,
	2008	2009

Net revenues	$134,304	$81,008
Cost of sales	115,554	74,163
Gross profit	18,750	6,845
Selling, general and administrative expense	10,590	8,186
Research and technical expense	825	649
Operating income (loss)	7,335	(1,990)
Interest income	(20)	(45)
Interest expense	356	48
Income (loss) before income taxes	6,999	(1,993)
Provision for (benefit from) income taxes	2,475	(707)
Net income (loss)	$4,524	$(1,286)
Net income (loss) per share:
Basic	$0.38	$(0.11)
Diluted	$0.38	$(0.11)
Weighted average shares outstanding:
Basic	11,984,623	12,049,779
Diluted	12,044,999	12,049,779

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2009	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$105,095	$97,510
Restricted cash—current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,310 and $1,316 respectively	47,473	47,647
Inventories	182,771	186,463
Income taxes receivable	24,348	17,416
Deferred income taxes	9,035	9,252
Other current assets	645	1,721
Total current assets	369,477	360,119
Property, plant and equipment, net	105,820	107,767
Deferred income taxes—long term portion	58,843	59,800
Prepayments and deferred charges	2,670	2,815
Restricted cash—long term portion	110	—
Intangible assets, net	7,230	7,090
Total assets	$544,150	$537,591
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,249	$29,829
Accrued expenses	10,312	9,363
Accrued pension and postretirement benefits	20,215	19,305
Revolving credit facilities	—	—
Deferred revenue — current portion	2,500	2,500
Current maturities of long-term obligations	110	103
Total current liabilities	62,386	61,100
Long-term obligations (less current portion)	1,482	1,382
Deferred revenue (less current portion)	40,329	39,704
Non-current income taxes payable	292	292
Accrued pension and postretirement benefits	160,862	159,527
Total liabilities	265,351	262,005
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,101,829 shares issued and outstanding at September 30, 2009 and December 31, 2009, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	227,734	228,095
Accumulated earnings	103,509	99,803
Accumulated other comprehensive loss	(52,456)	(52,324)
Total stockholders’ equity	278,799	275,586
Total liabilities and stockholders’ equity	$544,150	$537,591

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2008	2009
Cash flows from operating activities:
Net income (loss)	$4,524	$(1,286)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,454	2,645
Amortization	291	140
Stock compensation expense	454	361
Deferred revenue	(625)	(625)
Deferred income taxes	792	(1,169)
Loss on disposal of property	29	—
Change in assets and liabilities:
Accounts receivable	18,333	(178)
Inventories	9,304	(3,648)
Other assets	(916)	(1,236)
Accounts payable and accrued expenses	(5,055)	238
Income taxes	(12,653)	6,899
Accrued pension and postretirement benefits	(3,005)	(2,268)
Net cash provided by (used in) operating activities	13,927	(127)

Cash flows from investing activities:
Additions to property, plant and equipment	(2,796)	(5,070)
Change in restricted cash	110	110
Net cash used in investing activities	(2,686)	(4,960)

Cash flows from financing activities:
Dividends paid	—	(2,420)
Net decrease in revolving credit facility	(11,812)	—
Payment for debt issuance costs	(306)	—
Changes in long-term obligations	(1,315)	(107)
Net cash used in financing activities	(13,433)	(2,527)

Effect of exchange rates on cash	(13)	29
Decrease in cash and cash equivalents	(2,205)	(7,585)

Cash and cash equivalents, beginning of period	7,058	105,095
Cash and cash equivalents, end of period	$4,853	$97,510

Supplemental disclosures of cash flow information:
Cash paid during period for: Interest (net of capitalized interest)	$304	$21
Income taxes	$15,787	$296